Exhibit 99.2

BeiGene Announces Inclusion in FTSE Russell Indices

BeiGene added to FTSE Global Equity Index Large Cap, All-World (LM), All-Cap (LMS), Total-Cap (LMSµ); as well as the Developed ESG Low Carbon Select Index and Asia ex Japan ESG Low Carbon Select Index

CAMBRIDGE, Mass. & BEIJING, China – September 20, 2021 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, has announced its inclusion in several FTSE Russell indices, including: the FTSE Global Equity Index Large Cap; the FTSE All-World (LM); the FTSE All-Cap (LMS); and the FTSE Total-Cap (LMSµ). In addition, BeiGene has also been included in the FTSE Developed ESG Low Carbon Select Index, and the FTSE Asia ex Japan ESG Low Carbon Select Index, reflecting the company’s commitment to sustainability. The company’s inclusion on the FTSE indices became effective on Friday, September 17, 2021, after U.S. market close.

FTSE Russell is a global index leader that provides innovative benchmarking, analytics, and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98 percent of the investable market globally. According to FTSE Russell, a core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants.

“BeiGene’s inclusion on these indices has the potential to elevate our visibility among the global investment community and diversify our overall investor base,” said John V. Oyler, Co-Founder, Chairman and CEO of BeiGene. “Our more than 7,000 colleagues on five continents share a commitment to operating with urgency to change how cancer is treated globally, while operating with the highest integrity.”

BeiGene’s environmental, social and governance (ESG) approach centers on its ambition to expand affordable access to treatments for more patients around the world; to provide meaningful growth and development opportunities for its employees; and to operate its business responsibly and sustainably.

Added Christine Riley Miller, Reputation & ESG Lead at BeiGene, “We are determined to not only create world-class therapies for all, but also to do our part in creating a more inclusive, equitable, and sustained world. Our ESG framework reflects our aspiration to increase access and affordability of cancer treatments for all who need them.”

More information about BeiGene’s ESG efforts can be found in the company’s inaugural global ESG report.

For more information, please refer to the Index page on FTSE's website at https://www.ftserussell.com/products/indices/esg.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans, commitments, aspirations, and goals, such as the aspiration to increase access and affordability of cancer treatment for patients worldwide. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrielle Zhou	Emily Collins
+86 10-5895-8058 or +1 857-302-5189	+1 201-201-4570
ir@beigene.com	media@beigene.com